Exhibit 99.1

Filed by Dynegy Acquisition, Inc.

Pursuant to Rule 425 of the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended

Subject Company: Dynegy Inc.

Commission File No: 001-15659

The following is a transcript of a conference call held on September 15, 2006 by Dynegy Inc.:

DYNEGY

Moderator: Bruce Williamson

September 15, 2006

7:00 am CT

Coordinator:	Welcome and thank you for standing by. At this time, all participants are in a listen-only mode. To ask a question during the question and answer session, please press the star, 1. Today’s conference is being recorded. If you have any objections, you may disconnect at this time.

Now I’m going to turn the meeting over to Mr. John Sousa. You may begin.

John Sousa:	Thank you, Kathy. Good morning, everyone, and welcome to Dynegy’s Investor conference call and webcast covering today’s Dynegy/LS Power announcement.

Before we begin with our presentation, I would like to remind you that our call will include statements reflecting assumptions, expectations, projections, intentions, or beliefs about future events, particularly with respect to this transaction. These and other statements not relating strictly to historical or current facts are intended as forward-looking statements. Actual results though may vary materially from those expressed or implied in any forward-looking statements.

For a description of the factors that may cause such a variance, I would direct you to the forward-looking statements legend contained in today’s news release and in our SEC filings which are available free of charge through our website at dynegy.com.

In connection with this transaction, Dynegy will file a Proxy Statement and Prospectus with the SEC. Investors and security holders are urged to carefully read the important information contained in these materials regarding the proposed transaction when it becomes available. Investors and security holders will be able to obtain a copy of the Proxy Statement, Prospectus, and other documents containing information about this Dynegy and LS Power free of charge at the SEC’s Website at www.sec.gov.

And with that, I will now turn it over to Dynegy’s Chairman and CEO, Bruce Williamson.

Bruce Williamson:	Thanks, John. Good morning and thank you for joining us for what we believe is a very compelling combination between Dynegy and LS Power. For those of you following along online via the web cast, please turn to Slide 3.

Before beginning, I would like to introduce the other participants in this morning’s call. Holli Nichols, Dynegy’s Chief Financial Officer, and Lynn Lednicky, our head of Strategic Planning and Corporate Business Development are joining us, as is Mike Segal, Chairman and CEO of LS Power Group, and Jason Hochberg, President of LS Power. Holli, Lynn, Mike, Jason, and I are all in New York City this morning.

Joining us from Houston on the call are two members of Dynegy’s Leadership Team, Steve Furbacher, our President and Chief Operating Officer, and Kevin Blodgett, our General Counsel and Head of Administration.

We will be providing more detail on the transaction agreement we announced this morning and in doing so, we will explain why we believe that this is the right transaction at the right time with the right company based on financial and strategic points.

First, this transaction ideally fits what we need to do as a company to build greater scale and scope and strengthen our geographical presence in growing markets with high barriers to entry such as California and the Northeast market, while diversifying and complementing our position in the Midwest.

The transaction also balances our portfolio by adding intermediate combined cycle capacity to our existing portfolio that largely consists of baseload and peaking assets.

From an evaluation perspective, I want every investor to know that we are buying assets that are immediately and increasingly accretive to free cash flow. This creates much greater financial stability for the company while presenting the opportunity for rapid deleveraging, something we have quite a track record of doing, to shift value to our common stockholders.

And this transaction provides Dynegy with access to a proven and mature asset development platform that will provide us with significant organic growth prospects.

Mike and Jason will discuss LS Power in more detail with Mike providing an overview and a transaction rational and Jason discussing the development platform.

The final point I would like to make is that the combination with LS Power introduces a strategic shareholder with a strong track record of creating value in a sector and a development pipeline that is six years in the making while others in the sector are just starting up their development efforts.

I will conclude our prepared remarks by discussing our multiple value options for investors and then open it up to your questions.

I’ll now provide a transaction overview on Slide 4 and demonstrate how this combination will position Dynegy as a leading merchant power generator with proven asset development capabilities and multiple value drivers. The combination involves 100% of the power generation portfolios of both Dynegy and LS Power Group, which will form a new business with more than 20,000 megawatts of generation concentrated in the Midwest, Northeast, and Western regions.

Second, the combination includes a 50% development joint venture with L S Power that includes more than 7,600 megawatts of predominantly coal-fired generation in various stages of development.

A third benefit of the transaction is the approximately 2,300 megawatts of repowering opportunities at existing LS Power sites. This primarily relates to combined cycle generation and experienced LS Power personnel with years of development expertise will take the lead in the joint venture and work closely with Dynegy’s Operating Team which has one of the strongest track records in operating coal-fired power plants in the industry.

Please turn to Slide 5. Now let’s go in - right into some key financial metrics. In order to provide you with a perspective on the incremental financial benefits that could be provided by the LS Power portfolio and to help you understand how we thought those benefits - thought about those benefits in evaluating the transaction, we’ve included our preliminary expectations as to LS Power’s 2007 EBITDA and free cash flow.

The transaction consideration represents an equity value of approximately $2.0 billion and an enterprise value of $4.1 billion. LS Power’s operating assets in 2007 are expected to create an EBITDA of between a range of $360 and $400 million with expected free cash flow of between $205 and $245 million.

We deducted an allocation here of approximately $350 million of value, allocated to assets that are not currently operating and contributing earnings in cash flow in 2007. This includes the Plum Point Power Station currently under construction as well as the rest of the development assets that Jason will cover.

On that basis, we derive an enterprise value to EBITDA multiple of about 9.7 times. And while on the surface this may appear high compared to other IPPs, investors need to dig a little bit further and look at the capex requirements of the respective fleets.

These assets are very different from most of our assets as well as the portfolios owned by the other publicly-traded IPPs. The difference stems from the fact that these are generally new construction combined cycle assets; this means they have very little maintenance capex and virtually no environmental capex and this leads to a very strong free cash flow. Therefore, investors should focus on cash flow yields rather than EBITDA multiples. Carrying this same methodology through the cash flow, you’ll see a 2007 free cash flow yield to equity of about 11.3%.

Another key point of differentiation is that these assets have little to no sensitivity to natural gas prices because of their contracted nature and they have greater leverage to improving capacity markets and market recovery.

Finally, as our investors know, we are always focused on cash and one of the synergies of this combination is how Dynegy’s tax assets can shield the LS Power cash flow to maximize cash flow to the equity investor.

So in conclusion, investors I believe should focus on the strong cash flow yield and how we are monetizing our tax shields for their benefit and when they do, they will see that this combination is accretive to all Dynegy shareholders.

Please turn to Slide 6. I would now like to discuss the governance and leadership of the new company, which will continue to be headquartered in Houston.

Our Board of Directors will be expanded from 10 to 11 members, with three LS Power representatives, including Mike Segal, to be appointed to our Board. I will continue to serve as Chairman and Chief Executive Officer, and Dynegy Director, Pat Hammick, will continue to serve as Lead Director. All of our other current Directors will remain on the Board with the exception of our two Chevron representatives, Becky Roberts and Howard Shepherd who will step down at closing as a result of Chevron’s reduced ownership interest in the company when the transaction is completed.

You may recall, Chevron has the right to name three Class B Directors to our Board but for several years, has left the third position vacant. After the transaction, Dynegy’s Board of Directors will remain independent under New York Stock Exchange standards and will benefit from the additional experience that Mike brings from the power industry.

In connection with the combination, the Dynegy/Chevron Shareholder Agreement will fall away as their ownership will be below 15%. In effect, replacing this, Dynegy and LS Power have entered into a Shareholder Agreement that provides certain rights to LS Power and also places certain limitations on their ability to exercise otherwise available shareholder rights.

As mentioned in the news release this morning, members of Dynegy’s Executive Management Team will continue with the combined company. Steve Furbacher will continue as the President and Chief Operating Officer, Holly Nichols will continue as the Chief Financial Officer, and Kevin and Lynn will continue as Executive Vice Presidents and members of the EMT. In addition, Jason Hochberg will join Dynegy as an Executive Vice President and member of the EMT.

This is a team that has and will continue to work well together, one that has a thorough understanding of the company and the industry, and a total focus on creating, capturing, and harvesting values for our shareholders.

Finally, we are adding a strategic shareholder with a long track record of creating value in this sector. Through this transaction, LS Power is expressing confidence in the Management Team and the platform that we have created.

Please turn to Slide 7. I’ll now cover the anticipated impact of the transaction on our key financial metrics. First is the immediate increasing accretion to free cash flow. We believe the contracted sales from LS Power’s operating assets will provide stable free cash flow even in a low commodity price environment.

Second is enhanced financial flexibility. LS Power’s operating assets provide a highly predictable cash flow stream to rapidly deleverage and rapidly shift value to our common stockholders. At the same time, Dynegy’s baseload-oriented cash flow stream provides significant upside potential for our common stockholders from dark spark spreads and while our peaking assets create even further upside in a broader power market recovery that we continue to see occurring year by year.

Let’s now look at the valuation and its related financial metrics. Free cash flow yield as I mentioned of the LS assets is expected to be greater than 11% in 2007. The acquisition price for the existing operating portfolio works out to an approximately $470 per kilowatt-hour with strong long-term contracts. This compares very favorably with other restructured gas-fired assets and portfolios like Boston Zen, Lake Road, Liberty, and Machin.

Some investors may recall that LS Power bought some of these assets fairly recently but they have managed costs effectively, upgraded the value significant by adding long-term contracts and hedges to lock in the strong cash flows, and they have benefited from improvements in capacity markets. And again, Dynegy can now capture these cash flows for our stockholders via our tax shields. And the net debt to capital of the company is initially expected to be about 56% pro forma with the opportunity, as I’ve said, for rapid deleveraging.

Please turn to Slide 8. Strategically, we believe this transaction offers the following key benefits: first is the enhanced scale diversity and market position it delivers, which I’ll discuss momentarily. Second, the transaction offers stability in terms of cash flow and the opportunity for that rapid deleveraging. And third is LS Power’s proven development platform and investment outlook. Together, these benefits combined to present the opportunity for greater growth and value for our common equity holders while enabling us to maintain our focus on fiscal discipline.

Please turn to Slide 9. This slide demonstrates a significant increase in the size of the company’s generation portfolio relative to other participants in the independent power sector.

With a net generating capacity of more than 20,000 megawatts, Dynegy will be among the largest owners of unregulated generation in the United States. Importantly, this transaction offers more sources of earnings and value without substantial cost increases. Our status as a top-tier generator translates to greater scale and scope and effect more options for us to harvest value as a successful company in terms of our operational and earnings power.

And lastly, we are demonstrating the consolidation benefit, if you will, that we have spoken about for some time with the marketplace by adding these assets under management with very little associated increase in general and administrative expenses. In effect, in a public combination, we would have to cut costs to realize these benefits and incur the execution costs. Here, we add the assets to our operating commercial and corporate platform and harvest those synergies and also save the cost to achieve.

Please turn to Slide 10. This slide shows a pro forma map of the U.S. generation portfolio. If the last slide showed simply more megawatts, this slide shows more megawatts in the strongest markets or more megawatts in the right places.

The transaction will also strengthen our scale and scope in our key operating regions in the Midwest and Northeast where we will operate more than 9,000 megawatts and 4,300 megawatts respectively. It will serve as a conduit for reentering the California or Western U.S. markets, this time with more than 5,000 megawatts and mostly new generation providing us with critical mass that we need to serve the growing and difficult to access California market effectively.

Please turn to Slide 11. As illustrated in the charts on this slide, the transaction is extremely attractive from the standpoint of increasing our generation fleets, geographic dispatch, and fuel diversity. The top row illustrates a regional portfolio that remains largely based in the Midwest with approximately 45% of our generating capacity in Illinois and surrounding states. In addition, we will have a strong presence in the West and Northeast, few markets well on their way to full market recovery.

In terms of our dispatch diversity, the notable difference from Dynegy’s current portfolio is an increase in intermediate capabilities with the company’s combined cycle natural gas-fired fleet to account for approximately 30% of our net generating capacity. As this slide demonstrates, baseload coal will now account for about 30% of the portfolio with intermediate generation also at about 30%. In terms of fuel, more than 20% of our fleet will be coal-fired with combined cycle natural gas at about 30% and peaking at 39%.

In summary, this transaction balances and diversifies our portfolio, adding the intermediate combined cycle capacity to our existing largely baseload and peaking assets.

Please turn to Slide 12. Overall, this combination is expected to deliver enhanced scale and diversity, creating a much stronger overall position. The transaction increases our portfolio to more than 20,000 megawatts and captures the cost advantages associated with integrating the LS Power portfolio into our own scalable platform with very little associated increase in G&A.

As a top-tier merchant generator, we will enjoy a concentrated presence in the Midwest and Northeast, two regions in which we have a strong operational presence and understanding of the market and regulatory environments. In addition, we will have a strong reentry into the California market, this time with well-positioned economic assets.

Another attribute is the greater fuel and dispatch diversity of our business, which will provide economic stability to better weather business downturns. And as Holli will discuss, we plan to utilize the significant free cash flow to be leveraged and shift value very quickly to our common stockholders.

Finally, this transaction provides Dynegy with access to a proven and mature development platform that will drive future organic growth.

And with that, I will turn it over to Mike.

Mike Segal:	Thank you, Bruce, and good morning to all of you who joined us on this call. I’m Mike Segal and I run LS Power. It is my pleasure to join Bruce and the rest of the team in making this very exciting announcement this morning.

I want to take a few minutes to introduce LS Power to those of you who don’t know us well and I also want to share my perspective of why this deal makes a lot of sense as a long-term and strategic investment for LS Power.

Move on to Slide 14. LS Power is a privately-held firm, focused exclusively on the power sector. I started it 16 years ago; over those years, we have built an organization that has developed and financed over 6,000 megawatts of new generation capacity. We’ve purchased over 8,000 megawatts of existing power plants, raised approximately $7 billion in debt and equity capital, and generated significant returns to our investors.

You will hear more about our development business from Jason who runs our development company and who, once consummation of this deal, will become an integral member of the Dynegy Executive Management Team.

Our business here has been successful by sticking to very few but very important key principles. First, we always look for new and developing trends in our industry and we respond to them as a first mover. For example, we were developing efficient and well-located combined cycle plants in the early to mid-1990s at the time when most of our competitors were still working on their International projects. This allowed us to sign very strong power contracts and big best sites.

By year 2000, we had very profitably sold out in coal-fired generation patroller because we expect that all the supply in the United States to develop. We then turned to develop coal projects, identifying the most attractive sites; on the contrary, our competitors were still expanding their gas-fired programs.

Second, we have been very selective and very disciplined in our execution of our business plans. We don’t spend much time or money on any project unless we have a very high degree of confidence that we will be able to profitably complete it.

And third, we focus on high value-added activities. We spend our time looking for and extracting value, optimizing commercial arrangements, selling power products, optimizing fuel supply, and managing our overall patroller to maximize its value.

Please turn to Slide 15. In entering into this transaction we are making a strategically long-term investment. This investment will capitalize on two key industry trends — demand growth and consolidation. Demand for power in this country continues to grow. This summer will show a prior (unintelligible) of the unintelligible, the entire country. In many cases, new records exceeded the expected big demands many years forward, in California where we have a very strong presence now; we exceeded the expected year of 2012 demand this past summer.

This company, new Dynegy, will be very well-positioned to benefit from the demand growth. It will be driven by a combination of our proven ability to develop new and profitable projects, along with the increasing utilization of the combined companies’ generation capacity.

Our industry is still highly fragmented and it is in a very early phase of consolidation. The combination we are creating is complementary from many perspectives. New Dynegy will be much stronger financially as it accelerates, deleverage and utilize, and among other things, LS Power’s strong cash flow.

It will become a resource balanced operation and an efficient and financially strong company. As such, it will have an ability to be either a consolidator or a very attractive target for other consolidators. I am very confident that we’ll be opportunistic and focused on delivering value to its shareholders.

On consummation of this deal, we will own approximately 40% of new Dynegy. Our interest will be totally aligned with its other shareholders. In addition to a two-year lock-up of our stock, we are making a significant commitment of our management time and, most importantly, our reputation.

This is the first time ever that we have accepted a stock consideration from any company and I want you to take it as a reflection of our confidence in the business prospects of the new Dynegy.

To conclude, I want to emphasize that despite all the matters that I just discussed, we wouldn’t be doing this transaction had we not found in Bruce and his Management Team a group that has consistently delivered shareholder value in the past and who we believe we can trust to deliver shareholder value into the future. And as a strategic investor in this company, we will do our best to help them to achieve those goals.

And now I will turn this to Holli.

Holli Nichols:	Thanks, Mike, and good morning. Please turn to Slide 17. Let’s start with the sources and uses assigned related to the combination. As you can see, most of the consideration has provided LS Power in the form of new Dynegy Class B common stock. LS Power will hold 340 million shares of Class B stock, representing all of outstanding shares in the Class.

The Class B shareholders will have certain rights and restrictions under a separate Shareholder Agreement, not too dissimilar to our arrangement with Chevron. With regard to Chevron, their interest will fall below 15%, and as Bruce mentioned, their existing Shareholder Agreement will terminate and their shares will convert to Class A common stocks.

In addition to the Class B common stock, the consideration we paid to LS Power will include $100 million in cash and a $275 million Dynegy, Inc. Junior Subordinated Note. The Note will bear interest at 9.5% for the first two years, will have an interest payable in kind option, and will be pre-payable at par or 101 within the first two years.

Also, upon close, we’ll execute $185 million synthetic LC facility to provide additional credit support to the LS Power portfolio of assets. After including the transaction expenses of $50 million, funds used in the combination totaled just over $2.5 billion.

The transaction is expected to close in early 2007 and is subject to customary shareholder and regulatory approvals, including the FERC, various State Commissions, and the expiration or termination of the Hart-Scott-Rodino waiting period.

In addition to these customary approvals, Dynegy will seek guidance or a waiver from the SEC regarding the financial statements to be fitted for the LS Power operating assets. While no historical financial statements are available for a significant portion of the assets before LS Power acquired them, we believe that financial statements can be presented in a manner consistent with our interpretation of applicable SEC rules and regulations and the related guidance. In order to complete the transaction, Dynegy must receive favorable guidance or a waiver from the SEC relating to this interpretation.

In the event the necessary conditions are not satisfied and our transaction with LS Power is not completed, Dynegy and LS Power have entered into a Purchase and Sale Agreement for LS Power’s Kendall facility, an 1,160-megawatt combined cycle natural gas plant located in northern Illinois, for cash consideration of $200 million plus working capital adjustments and the assumption of approximately $400 million in project debts. Such an acquisition would be subject to the receipt of regulatory approvals from the FERC and the Illinois Commerce Commission as well as the expiration or termination of the Hart-Scott-Rodino waiting period.

We believe this is an opportunity to completely eliminate the last remaining power tolling arrangement associated with our legacy trading business.

Dynegy has been driven by fiscal disappointment in the past and this transaction is no different. After considering the assumption of approximately $1.8 billion of existing net debt, we are effectively financing the transaction at close to a 50/50 debt-to-equity ratio.

Please turn to Slide 18. This slide demonstrates the stability of LS Power’s cash flows and the value LS Power has added since acquiring these assets by contracting them out. As you can see, almost 75% of LS Power’s forecasted margin is contracted in 2007, with contracted margin still at 50% at the end of the decade.

We’re very supportive of the commercial strategy that LS Power team has employed for these intermediate gas assets. Given these assets positioned in the dispatch stack, we believe it’s prudent to enter into a longer-term contract to provide a stable foundation of cash flows to enhance the economic value.

This is just another way the features of LS Power portfolio complement our own. First, the two entities’ combined financial profile is stronger than either on a standalone basis, given LS Power’s predictable contracted cash flow and our own upside related to merchant activities in an improving power market.

And second, as a result of the LS Power portfolio’s minimal capex requirements, low operating risk, and proven technology, we expect significant free cash flow. A synergy of this combination is Dynegy’s tax assets, which were built up during our restructuring. These tax assets shield the cash flow for our shareholders and facilitate rapid deleveraging which will shift value to our common stockholders.

Please turn to the next slide. This page reflects the pro forma debt and other obligations as of December 31, 2006 and includes three notable additions to Dynegy’s existing capital structure.

First are the $275 million of Junior Subordinated Notes at the Dynegy, Inc. level; second is the cash collateralized Letter of Credit facility at LS Whole Co., which will meet the remaining credit needs of LS Power portfolio of assets; third, the green box on the right represents LS Power debt portfolio of approximately $1.8 billion which is secured on a non-recourse basis by the LS Power assets. This includes the debt associated with operating assets as well as the net debt associated with the Plum Point facility that is currently under construction. A more detailed breakout of LS Power debt is included in the Appendix of this presentation for your convenience.

Please turn to Slide 20. This slide looks at our respected maturity profiles. The top part of this slide represents Dynegy’s current debt profile, which has no significant maturities due until 2011. This extended option horizon allows for upside potential for common stockholders as tower markets recover.

The bottom section of this slide, shows LS Power’s expected debt repayment based on the predictable contracted cash flows. To be clear, these are not scheduled maturities but rather what is anticipated to be paid based on free cash flow generated by the operating portfolio. This highlights another way these two businesses complement one another.

Dynegy has very limited near-term maturities whereas the LS Power portfolio provides the opportunity to efficiently deliver in the near-term, shifting value to the common stockholders.

Please turn to Slide 21. In summary, we believe this transaction represents a compelling value proposition for investors based on a number of factors. First, the transaction is immediately and increasingly accretive to free cash flow; second, LS Power’s existing financings provide a significant amount of capacity to meet liquidity needs; third, significant levels of free cash flow shielded by Dynegy’s significant tax assets can then be utilized to rapidly deliver LS Power’s project level debt; and fourth, LS Power’s contracted and stable cash flows enhance the combined companies ability to weather commodity price downturns while maintaining the upside from the anticipated recovery of the power markets.

All of this contributes to a combined capital structure, marked by financial stability, and with continued fiscal discipline, provides an opportunity for shifting value to our common stockholders.

With that, I will turn it over to Jason to discuss the development joint venture.

Jason Hochberg:	Thanks, Holli. My name is Jason Hochberg and I’m the President of LS Power. I want to walk you through the development side of this transaction.

Please turn to Slide 23. I’ll start by covering our four steps to successful development; the first is to be dynamic and flexible. We are focused on our customers’ needs and respond to those needs in a creative manner. For example, on our Plum Point project, we financed the project not just with power purchase agreements but also in response to our customers’ needs, a sale of ownership interest in the facility.

The second step to successful development is to be very focused on risk mitigation. We will not build pure merchant plants; in other words, we will not commit significant capital until a major portion of a project’s output is hedged or under a long-term contract to mitigate price risk. In addition, we structure fixed price construction contracts with creditworthy counterparties to mitigate construction risk.

The third step is to focus on building successful relationships. We work closely with the local communities and state and local officials. We stand behind our projects and our commitment to the community and we are very respectful of the fact that our projects are a partnership with the local community. We also leverage our strong relationships with contractors and suppliers and we design environmentally responsible facilities.

And our fourth step to successful development is selectivity. We do not chase a thousand opportunities nor are we on a mission to repose our America with a particular fuel type. We believe in fuel diversity and we continue to evaluate all current and future power-generating technology and how those technologies fit within a particular region and market. We ultimately choose and will continue to choose a select few quality opportunities and pursue those with all of our resources.

Please turn to Slide 24. Our development pipeline, which represents approximately 7,650 megawatts of generation development, includes projects at several stages of development. It is important to state here that the development pipeline is dynamic and not static. Some of these projects will be completed, others we will not move forward on, and others will be added. However, LS Power has committed to conduct all of its Greenfield development activities in the joint venture in the next five years. New development ideas will be generated during that time.

The portfolio on this page represents approximately six years of development activity. Sandy Creek and Longleaf are our most advanced development projects. Sandy Creek in Texas has basically completed all major development milestones and we are in the process of finalizing the construction contract and power off-take arrangements. Longleaf in Georgia is a few months behind Sandy Creek. The other projects are in various stages of development, which we will need to complete over time.

With a proven business model and projects in various stages of development, we are in a position to opportunistically harvest value today, tomorrow, and well into the future. In addition, we are committed to using our resources to repose and redevelop existing assets where it makes financial sense.

Please turn to the next slide. In this slide, I have included some of the advanced repowering and capacity addition opportunities that are within the scope of the JOINT VENTURE and part of the operating projects. What attracts us to these sites is that they are in markets that are difficult to develop due to limited site availability, environmental restrictions, and high barriers to entry. Moreover, market price signals tell us that new generation is needed in California and the southwest Connecticut low pocket.

Included in the portfolio is the South Bay project, which is filed for CC approval and is currently under consideration. This project would involve the demolition of the existing South Bay project and repowering it with a modern efficient combined cycle project on a smaller footprint. We think this project makes a lot of sense from a market and environmental perspective.

Another exciting opportunity is the addition of up to 320 megawatts of peakers to the Bridgeport site in southwest Connecticut low pocket where new generation is needed. We have filed for interconnection and we started the permitting process. We expect to continue to develop these projects at a measured and disciplined pace.

Please turn to Slide 26. With this slide, I wanted to take a moment to discuss how we believe the development projects and the joint venture will shift value to Dynegy’s common stockholders. I also want to try to provide some metrics relating to value.

Overall, our expected value to owners of a successful project is about 150 to 400 hours per KW. Obviously, this is an expected range based on the number of assumptions and our experience varies depending on the project. This value is largely driven by the sale of power from the facility. To the extent we are selling ownership interest, the risk to the owners is low, and hence, margin is low because all costs are a pass through.

Power purchase agreements are of medium risk and margins are in the moderate end of the range due to the fact that we fix and guarantee certain operating parameters of the projects through a sharing mechanism. Higher risk and higher returns are realized by financial and/or commodity hedges where the owner wears all risk for the plant performance. Our general approach is to use a blend of these options.

Our value is driven by other risks as well, including construction, commodity, and operations, all of which we mitigate to drive financing costs down.

Ultimately, our project risks can be inferred from our financing costs in that we try to develop projects that are so well-risk mitigated that we can achieve project financing at a LIBOR plus 150 to 300 basis point range, with debt comprising about 80% of the capital structure. Low cost debt drives higher equity returns.

In summary, we think the JOINT VENTURE , with the benefit of LS Power’s expertise, will shift significant value to Dynegy’s common stockholders.

Please turn to Slide 27. At this point, I will sum up my discussion by touching on the elements of our development business that we believe will contribute to shareholder value while adhering to financial discipline.

First, this platform is an established vehicle providing significant organic growth prospects for the combined company; second is our track record of development with the reputation for successful project completion and capturing the value; third, we have a mature pipeline of more than 7,600 megawatts of Greenfield development projects which is the product of almost six years of activity while others in the industry are just starting to develop their portfolios; fourth, we have identified more than 2,200 megawatts of repowering opportunities for a total of almost 10,000 megawatts of projects that can be developed by this JOINT VENTURE and are in advanced development; and finally, our equity stake aligns our interest with Dynegy’s public shareholders.

With that, I thank you and will turn it over to Bruce.

Bruce Williamson:	Thank you, Jason. Please turn to the next slide for a discussion of Dynegy’s next chapter and multiple value options for investors.

Slide 29 shows Dynegy’s new value platform as demonstrated here by a pyramid that consists of our core competitive advantages. At the base of that pyramid here is represented our - as representatives, our proven Management Team, focused on safe, reliable, and cost-efficient operations, as well as sound commercial strategies and a relentless drive to execute and capture value for our investors. As Mike noted, this team is a key value tenant for LS Power and the new Dynegy.

The next important step-up is our group of power generation assets that provide geographic, dispatch, and fuel diversity; this includes our baseload coal facilities, which will continue to generate reliable power to serve our markets. Upon the closing of the transaction, Dynegy will have strengthened capabilities in terms of intermediate dispatch combined cycle facilities and these provide an attractive rate of return given the advantageous contracts.

In addition, the company’s fleet of peaking facilities will provide significant operating leverage in a market recovery scenario. And finally, development opportunities, as Jason covered, including repowering and Greenfield initiatives represent strong prospects for future returns and organic growth.

All of these people and planned assets will contribute to a powerful platform for creating and capturing value during each stage of the market and demand cycle.

Please turn to the next slide. Today’s announcement is an exciting growth opportunity for Dynegy and an investment opportunity for the marketplace. The agreed transaction will significantly increase our generation capacity while providing a strong vehicle for near-term, medium-term, and long-term growth for investors.

We couple the stable contracted cash flows of LS with the tax shields of Dynegy’s to shift and grow value to common stockholders regardless of the investment cycle. We believe that shift of the near-term value to common stockholders will be accomplished as a result of the financial stability of the transaction, combined with our focus on rapid deleveraging of the balance sheet.

This immediate and increasing free cash flow per share accretion of the transaction, providing solid near-term low risk value to our stockholders.

Medium-term value creation will result from the greater scale diversity and market position of the new Dynegy. This is related to our enhanced fuel dispatch and geographic diversity, our track record of operational and commercial performance, and our significant presence in key regions as the recovery of power markets continues. The overall enterprise is much stronger, more diversified, and more resilient, and we’ll deliver this value to medium-term investors.

Finally, we believe that our participation in a proven development platform will result in long-term value for common stockholders.

In addition, we have the ability and have clearly demonstrated here the consolidation benefits that we have talked about for so long with the markets of increased portfolio size without substantial increases in cost structure which, in turn, positions us better for future sector consolidation. And given these near-term, medium-term, and long-term value options, this is a very diverse platform with multiple options for harvesting and delivering value to all of our common stockholders.

With that, let’s move now to the question and answer portion of the presentation. Operator, we’ll take the first call now.

Coordinator:	All right, thank you. Our first question is from Terran Miller of UBS.

Bruce Williamson:	Hey Terran

Terran Miller:	Good morning Bruce. How are you today?

Bruce Williamson:	Good.

Terran Miller:	Two questions – number one is you’re folding in a fairly high concentration of contracted assets. Are you thinking at all about changing your philosophy at Dynegy Holdings with reference to hedging the merchants?

Bruce Williamson:	No, not really. I think as we’ve talked about the game plan that we have utilized at Dynegy, because those coal-fired plants are so low in the dispatch stack it’s not about really managing or reducing the risk about whether they will have run time because they’re so low cost they will have the run time. What it’s about is about opportunistically deciding if that is a price that is good for our shareholders to go ahead and take and lock in.

We have continued to look at that and we monitor that. We have our traders always out in the marketplace and they have their authorities in their time periods that they can execute within. We’ll continue with that and then as an executive management team we continue to look out longer term at different points in time such as looking into the 2007 and forward period when our contract with Ameren rolls off to decide what’s the best price to lock in for our investors.

Terran Miller:	And second quick question is should we think of most of the development going forward to be all contained in the new joint venture or is it possible that you will develop assets within Holdings itself?

Bruce Williamson:	No. Development will be done within the joint venture. So it’s a mutual commitment to do power plant development by LS in the joint venture and by Dynegy in the joint venture.

Terran Miller:	Okay, thank you.

Bruce Williamson:	Okay.

Coordinator:	Your next question is from (Andy Smith) of JP Morgan.

Bruce Williamson:	Hey Andy. Andy?

Andy Smith:	Can you guys hear me?

Bruce Williamson:	Yeah.

Andy Smith:	I’m sorry. I had you on mute there. Congratulations on the deal.

Bruce Williamson:	Thanks Andy.

Andy Smith:	I had a couple sort of specific questions that maybe you guys can give some guidance on it in some more general strategic stuff. The first is, are you in a position to talk about, you mentioned using the NOL to secure the cash flow. We can certainly do the math on that but are you guys in a position to give any guidance on what you guys expect for an annual impact over the next year or two from that?

Bruce Williamson:	In terms of our, what’s the size of the NOLs?

Andy Smith:	No your, like your ability with the fact, presumably obviously you’re going to generate, you know positive earnings, right, going forward. Sort of how should we think about the shape of your ability to shield cash flow with the tax, with the NOL asset?

Holli:	Andy it’s Holli. I think the way to think about it is you know when you thought about the LS portfolio and its tax position what we’ll be able to do is again, utilize our asset to offset that and I would say we still believe that we would not expect to be a significant cash taxpayer before the end of the decade.

Andy Smith:	Okay. Got you. That’s perfect. And then the other sort of specific question, you know I think you sort of address this in your comments Bruce on, in terms of saving overhead and things of that nature. When you guys talk about the $360 million to $400 million of EBITDA. So I think about that that’s an asset EBITDA that the plants throw off so that’s effectively, that would just roll into Dynegy. There’s no really incremental overhead savings or anything that we should think about with that?

Bruce Williamson:	That is an asset EBITDA. There maybe some very minor costs that we pick up of an accountant, not to pick on Holli’s organization, there maybe an accountant here or there that is added because you’re adding you know 8,000 more megawatts and more plants and people in the west but I’ve got a very high degree of confidence that you know whether it’s in accounting or whether it’s in you know Steve’s commercial organization or Eric’s area, that can be largely absorbed within the company.

Andy Smith:	Okay, great. And then moving more towards sort of looking forward kind of questions, you know it’s sort of interesting in a way that the timing of this comes around as we start to get the Illinois auction results today. I think your comments sort of answered this but you talk about being immediately accretive to cash flow. You guys don’t have a set of guidance but it sounds like this would also be accretive to what you guys see out in ‘07 and future years. Is that correct?

Bruce Williamson:	Yes it will. You know the Illinois situation again you know like we unfortunately had to say last week at that other investment bank equity conference, all I can say is we look forward to 2007 commercial alternatives until the ICC issues anything that they may issue. We understand that they all voted five to zero in favor of approval of part of the auction last week and we’re expecting I believe something to come out very soon.

And this entire transaction is additive to any results for our 2007 commercial activities.

Andy Smith:	Okay, very good. And then the last question and then I’ll hand it over to somebody else, you know you guys exited your west coast position out of the 50/50 joint venture As you’re now getting back into a west coast position can you talk a little bit about sort of how you’re thinking about that strategically and why the difference?

Bruce Williamson:	Yeah. We always liked the western US and the California market. Very strong part of the US economy. You know it has a lot of options and a lot of variables in that market for us to run power plants and to operate well. And with this suite of assets we’re able to do that. The set of assets that we had before, first off it was just a 50/50 joint venture. Second, they were very old assets. They really didn’t generate much if anything in the way of earnings and cash flow. They really were, as I referred to it often with you Andy, I said that those assets always to us were a value play to be harvested at some point in time and the value could range from you know simple real estate value to you know other you know maybe longer term repowering at some point there.

But they’re very old, they were very old assets and they were in a joint venture. These are very new assets. They’re 100% owned. They’ve got great commercial contracts, great locations, new technology, well down in the heat rate and strong economic performers in the western market so it’s just an entirely different situation from what we had before.

(Andy Smith):	Sure. Absolutely. Great, well I appreciate the time.

Bruce Williamson:	Thanks Andy.

Coordinator:	Once again if you do have a question please do press the star 1. Your next question is from David Silverstein from Merrill Lynch.

Bruce Williamson:	Hey David.

David Silverstein:	Good morning. Question for you – the free cash flow number Holli, is that after scheduled amortizations for the project out of LS?

Holli:	No, it’s not actually. That’s just your operating cash flow with investing cash flow, which would be capital, all the capital expenditures. So any sort of debt service following that, that’s what those cash flows would be utilized for. When we talk about free cash flow that’s before debt service.

Bruce Williamson:	But it’s after interest, it’s after interest expense.

David Silverstein:	It’s after interest but it’s not, it’s before any cash flow sweeps let’s say that you might have at the LS levels?

Holli:	That’s correct.

Bruce Williamson:	Yeah, but those sweeps are tied to the operating performance. They’re not stated maturities like the bonds that we have outstanding.

David Silverstein:	Got you. But based upon the ‘07 numbers what do you expect to be left over for let’s say the pairing for discretionary purposes after that?

Bruce Williamson:	We’re still working that through at this point but I think you can kind of tie together a little bit the free cash flow and then one of the slides in there have the maturities for 2007, let me flip to that.

Holli:	Right. That’s on page 20. You’ll see…

David Silverstein:	Yeah.

Bruce Williamson:	We’re showing about 160 going for debt pay down out of the 205 to 225.

David Silverstein:	Okay. Okay, so at least you know we’re at $50 million or something, $50 million to $100 million of free cash.

Bruce Williamson:	Yeah.

David Silverstein:	Okay, so that basically accrues the parent, the parent gets a little bit more cash in the system. Obviously that’s good. And then I’d look at the development that’s going on and the presentation that Jason gave on these various projects and it looks like some of them are well along the way like Sandy Creek and

Long Lease. You know and looking at those assuming 20% equity, certainly dollar for KW on cost, just those two projects alone a 50% stake and correct me if I’m wrong you guys would have a 50% equity commitment on those. You’re looking at over $300 million. I’m just wondering what the timing is or what your expected timing on having to fund some of these new projects and then how you expect to source that capital.

Bruce Williamson:	First off, those projects we’ll look at both project financing as well as corporate financing as an alternative. And I think when you look at LS’s track record of developing these projects and as (Jason) covered, mitigating the risk down to the point that the equity commitment is fairly modest and comes in really, if they’re project finance in particular at the end of the construction period, that’s one way that we can deal with that. And also we’ll look at just the overall system of the right hand side of the balance sheet and just how to optimize that on an overall basis much like you’ve seen us do at Dynegy for the last 3 1/2 to 4 years.

David Silverstein	What type of ability do you have to say I’m not going to participate in a project? Do you have any obligation that you’ve signed onto with respect to the development?

Bruce Williamson:	Both parties have the option in effect to participate 50/50 in these projects as they move forward and both parties can opt out.

David Silverstein:	Okay.

Bruce Williamson:	You know I would also add that you know as (Jason) covered, we’re not on a program to build thousands of megawatts across the country. I think part of the value proposition with what LS has developed is you know with this pipeline of development projects is some will be developed, built, owned and operated, some may be developed and be sold down in various shares to different local utilities, you know munis, co-ops, things like that, some may be developed to a point and they may be sold to another large IPP and other utilities, something like that after we have you know worked them along to a sufficient point that we can then harvest a net present value that way.

David Silverstein:	Got you.

Bruce Williamson:	It presents really multiple value options for us and I don’t think people should just impute that if X thousand megawatts times you know Y dollars of equity commitment therefore is a call of cash. It really, I think should be focused more on that it is a great source of value for the equity investor that can be harvested.

David Silverstein:	Okay, great. I’ll follow up later. Thank you very much.

Bruce Williamson:	Okay.

Coordinator:	Your next question is from Lasan Johong at RBC Capital Markets.

Bruce Williamson:	Hi Lasan.

Lason Johong:	Hi Bruce. Good morning everybody. A great deal, it sounds like. A couple of, most of my questions have been answered, a couple of follow-ups. Did I hear right that the Capex from LS Partners is from $160 million to $200 million?

Bruce Williamson:	No. The Capex is about $30 million.

Lason Johong:	Capex has maintained 8,000 megawatts at $30 million.

Bruce Williamson:	30.

Lason Johong:	Okay. That’s still low. Second is what are your imbedded commodity price assumptions in doing this deal? How do you value it?

Bruce Williamson:	Imbedded? I’m sorry you broke up there.

Lason Johong:	Commodity prices.

Bruce Williamson:	Imbedded commodity prices?

Lason Johong:	Yes. To value the deal at 340 million of Dynegy stocks?

Bruce Williamson:	Well first off you look at LS’s is largely contract in nature and so you know it really didn’t come down that much to looking at what was the current price in the marketplace so much as it was looking at what did they lock in at different times as they optimized this portfolio. And I think it’s important for people to remember they did an awful lot of this locking in prices you know in the fourth quarter of last year at some very opportunistic levels so we can start with that. Then from there for the positions that are merchant we would look at the forward markets for what capacity and power prices are. But because they’re so you know sort of unsensitive to commodity prices it really isn’t that much of a variable for us.

Lason Johong:	So basically you’re saying that you use the forward curve to value LSR.

Bruce Williamson:	Forward curve for the merchant portion of LSR but that is a very, very small minority of the economics that they will have because of the largely contracted and hedge nature of the assets.

Lason Johong:	Okay, so your...

Bruce Williamson:	In other words we look first to the contracts and the actual sales prices (unintelligible) locked in.

Lason Johong:	I understood. I understood. In terms of your development projects, my understanding of the way you explained it just now is that this is not a 100% commitment on Dynegy to develop all of these at full market price. What you’re going to do is opportunistically trade the assets as you see where value is.

Lason Johong:	Right.

Bruce Williamson:	So both parties have the option to participate or opt out and as (Jason) covered, there will be projects that are on that list that will go all the way through and will be built owned and operated. There will be projects that might be monetized earlier along the way. There will be projects that will if I can use the term die and never reach fruition or be monetized. And there will be new assets and new projects that are developed by the joint venture that will pop onto a list that we’ll have to keep the market updated on. So it creates multiple options for us.

It’s not a long-term commitment if you will though to deploy capital. It’s a commitment to our shareholders to harvest value from this development activity at the most opportune time on a risk reward basis.

Lason Johong:	What happens if one of the parties opt out and the other one wants to go ahead? Do they, does the party that wants to go ahead actually fund 100% or is it, does it just die on the vine?

Bruce Williamson:	No. They would have that option to do that, to buy the other party out or to sell it into the open market. So you know theoretically I guess we saw a project that we wanted out of, LS wanted to move forward on, we could sell it to LS, we could sell it to a third party you know, or theoretically we could just opt out and walk away. But I assume that if one party is moving forward there’s value there and so the other party will seek to monetize that value for their investment.

Lason Johong:	I see. And then did you say that interest expense is about $155 million at the LS (unintelligible)?

Holli:	About 125 actually.

Lason Johong:	125. So what’s the delta between the EBITDA and the free cash flow number?

Holli:	That’s going to be, that’s the $30 million of Capex.

Bruce Williamson:	Yeah.

Lason Johong:	And so that’s where you get the $155 million total?

Bruce Williamson:	Yeah.

Lason Johong:	Okay.

Bruce Williamson:	Lasan you can look at page 5 and the table on the right will give you a walk down of that.

Lason Johong:	Okay. Thank you very much.

Coordinator:	Your next question is from Brian Chen of Citigroup.

Bruce Williamson:	Hey Brian.

Brian Chen:	Hi, how are you doing Bruce?

Bruce Williamson:	Good. How are you?

Brian Chen :	Good. Can you give an update on what the emissions allowance position would be of the combined entity and also what, any environmental capital expenditures for LS Power might look like, especially for the baseload facilities. And I do apologize I don’t have the slides in front of me so I don’t know if you’ve all unintelligible.

Bruce Williamson:	Emissions position I think does not change materially from what Dynegy has which is roughly you know as we’ve told you all we’re a slightly long emissions position. You can look at our K I believe that we were around 50,000 or 60,000 tons long. Because you’re combined cycle you’re so low emissions it’s really not a factor for the LS Power portfolio so I guess I would say the combined entity, just assume that it’s effectively just within the variability of the current Dynegy portfolio.

And the second part of your question was?

Brian Chen:	The environmental Capex for some of the baseload facilities for LS Power. What’s the timing of the environmental Capex, especially for care phase 1 and phase 2 coming up?

Bruce Williamson:	Again with, being that they’re all such new generation gas fired clean plants it’s really well contained within the $30 million of Capex number that we just talked about.

Brian Chen:	Great. Thank you.

Bruce Williamson:	Okay.

Coordinator:	Your next question is from Craig Shere of Calyon Securities.

Bruce Williamson:	Hi Craig.

Craig Shere:	Hi. Congratulations.

Bruce Williamson:	Thanks.

Craig Shere:	A couple of questions here. First, if we’re going to be having the 50/50 joint venture, run repowering efforts on Dynegy owned land and facilities is then LS Power going to contribute more cash because Dynegy’s equity contribution is effectively the land and facilities already owned within Dynegy?

Jason:	There are arrangements under the documents for common facilities, payments to the extent that common facilities are shared between the new development project and the old facilities. Some of the sites like on the South Bay project it’s basically a new project site. The old South Bay would be demolished. So to the extent that common facilities are going to be used there are mechanisms under the documents for that.

Bruce Williamson:	Basically I guess I would think of it you know Craig like you know maybe in my former life at EMC as a sort of common facilities and joint venture production and you know the accountants I think will get some additional debits and credits that they can work through for that but it’s a manageable situation.

Craig Shere:	Okay, Bruce before this transaction you said you were comfortable with the low 50% debt to cap ratio that you had achieved and congratulations on that for the last two or three years. That was a tremendous effort.

Bruce Williamson:	Thanks.

Craig Shere:	And going forward you were focused at looking for ways to drive shareholder value through share buy backs, cash dividends and potential growth capex. You were a little vague at what the potential growth capex could be. Now that we have this merger, new comments about “rapid de-levering” and new growth capex opportunities. Can you kind of give us a sense for your perspective on how share repurchases and dividends can play out over the next two to three years?

Bruce Williamson:	Okay, well first off on the deleveraging what we’re talking about is LS has a set of debt instruments in place that you know will require debt pay downs as assets produced earnings and cash flow. So, one thing you can do is take that cash, deleverage obviously in accordance with those loan agreements but then from there you can turn around and maintain the capital structure at the, you know at a normal level.

I don’t think we’re very far from a normal level so while we’re focused on the deleveraging of the existing debt that’s in place, you know you can turn around and put new debt in place and then that liberates a lot of capital in effect for the common stockholder. At that point we can begin making the normal company choices of either putting that capital to work for growth initiatives that exceed the cost of capital and the cost of equity you know in projects like the development program.

We could be looking at stock buy backs; we could be looking at dividends. I think it’s a very, very high quality problem for us to now be looking at those normal company alternatives for use of cash rather than you know 3 1/2 plus years ago when every single available dollar we knew where it was going, it was going to what or whoever was the most senior claim in the debt structure.

Craig Shere:	Fair enough. Now Mike had referenced that he had, that the folks at LS Power had committed to a two year lock up to not sell Dynegy shares but at the end of 24 months you know we’re looking at you know holders of 40% of your equity that may want to at least monetize some of that given you know for them it’s been 15 years of work, maybe getting a couple of sheckles in their pocket might now hurt.

You know, Bruce, how would you think about this, should you keep your powder dry and just directly redeem some of those shares in a couple of years so that we don’t have a shock to shares or should we be thinking no there’s going to be good free cash flow and, you know, there’s every reason to think that, you know, in a couple of years we’ll be doing open market purchases.

Bruce Williamson:	Well first off that’s down the road a ways but, you know, I think one thing I want the market to remember is that, you know, we recently just did a transaction where we brought in 60 some 69 million I think it was of diluted shares from another large strategic shareholder, Chevron was a Series C preferred.

We brought that in through us and we did do some equity back to the market but then it resulted in a net reduction in diluted shares so, you know, I think like any company we’re going to work very closely with our large shareholders as well as all of the public.

And we’re going to want to make sure that we do our very best to manage everything that we can to maximize the upside for our shareholders and not have any kind of volatility or over hangs but with that I guess I would know – the other part of your question really deals with what LS may be doing with what their investment outlook is and I really could turn that to Mike.

Mike:	Well thank you Bruce. I think the main point to make here is that we consider our investment in Dynegy to be in the long term and strategic investment. We really are not capital stock and those who know are history, they will quickly find out that we in the past have been able to monetize some of our investment opportunities very successfully and extremely profitably.

This one stands apart from those that we have done in the past. This one is a long-term opportunity with a long-term investment in the vehicle that we intend to use to achieve long-term compounded returns going far into the future.

It is our commitment to the company, to the management team, and to our investors to achieve those returns and we see that those returns to be achieved through a variety of Dynegy drivers.

Bruce talked very eloquently about how combination of two sets of assets creates much stronger operational and market reach. Holly talked about what financial benefits of this combination are and so but when you combine operating assets of two companies that’s in my mind that’s one plus one equals three.

If you add on the organic growth through the re-powering opportunities on the existing sides plus the joint venture that we expect to achieve a great deal of success through to me its one plus one half equals five and we’re going to stick around to realize all the benefits of the combinations over a long term period.

Craig Shere:	Great. Last question and as a follow up to that Mike and Bruce, Mike you mentioned this is unusual for you all given your history and it is a long term commitment and you talked about the benefits of the scale. Bruce you talked about the potential for setting yourself up for future consolidation trends.

Would either of you like to comment about prospects for future consolidation, the kind of assets that would be a fit for the new combined portfolio, the potential timing and whether, you know, over a couple year period with improving cash flows would future transactions be a little more cash based rather than equity based.

Bruce Williamson:	First off we’re going to be very focused like we have been for three or four years of getting each deal done, so we’re going to be totally focused on getting this deal done, with as Holly covered the regulatory approvals and the integration and then harvesting that value.

So we don’t want get ahead of ourselves but, you know Craig I’ve talked to you and others in the market for three plus years and Mike mentioned as well but this sector is very fragmented, it needs consolidation to build companies of really truly sustainable scale and scope.

I think when you see consolidation take place like I have in my former life in the oil and gas sector what you see happen is you see a couple of phases that take place. You see companies come together and the first thing you see normally are the all of the costs to achieve to integrate the portfolios to then harvest the cost base results.

Here with this combination we actually don’t have the cost to achieve but we harvest the synergy value of adding more assets under management so we harvest that synergy value that I know you’ve written about in your reports directly for our shareholders.

The second thing you do is you then look at your right hand side of your balance sheet and you optimize capital structures because it doesn’t take twice as much as working capital and twice as much bank lines and all of the doubling of things that take place.

So then there will be a large program of going through the right hand side of the balance sheet to rework that side to optimize for the much larger and combined entity and I think again we have a track record that we’ve demonstrated that maybe if we core competencies in the company in addition to running power plants its so, you know, reworking right hand sides of the balance sheet.

And third you then optimize portfolios because whenever you put two things together you’re going to have some things that are going to pop out that, you know, really or it maybe some sort plan a bit of random orbit and you’re going to look for the most opportune to monetize those.

We’ve seen that in oil and gas where companies come together and then different packages of producing assets or something come on to the market place as they clean up their portfolio. You probably will see a little bit of that from us.

I think we’ll go through all three of those phases but I think we’ll go through it with the same sort of relentless drive that you’ve seen Dynegy do to execute, execute, and execute and when we feel that its appropriate I think we will then turn our attention to look for other opportunities to replicate that same success, find new opportunities to cut costs, rework the balance sheet and optimize the portfolio because that delivers a tremendous amount of value to investors.

I’m not going to predict when that’s going to happen or, you know, what sort of assets would fit but I will say that I think it will happen and that there will be much more consolidation in this sector.

Mike:	I tend to agree with Bruce and until you’re under consolidation opportunities and I think our assessment of the management team, I spent a lot of time talking to Bruce about this particular issue and unintelligible I see it eye to eye which helps to be opportunistic and there will be plenty of opportunities to survive or on a sale side.

I just want to mention something else Craig. The follow up to your question as to our two-year lock up period, the implications of it. When you think about how we structured this particular transaction with us completed in 50% of kind of our crown jewel, our development company to the JD.

I think it is easier to understand that we would not have done it if we had a two-year horizon, which except to this particular investment but its much more than that and it’s not a liquidity event for us. It’s an investment for a long-term haul.

Craig Shere:	Great thank you very much.

Bruce Williamson:	Thanks Craig.

Coordinator:	Next question is from Charles Fishman of A.G. Edwards.

Charles Fishman:	Hi on the nine projects that are under development, are there any additional success payments owed to LS Power in the event that these projects are brought to fruition or is there a reimbursement of prior development costs?

Bruce Williamson:	No.

Charles Fishman:	When I think of LS Power, my recollection is that it’s got a very good and a pretty substantial engineering development team. Is that correct, can you give us maybe a flavor of the number of bodies are the – when you go after a project is a substantial portion of the development costs, in other words engineering to outside engineers or how is that done?

Bruce Williams:	Jason?

Jason:	Yeah I think that’s a good question. I’d like to talk about that. We have about 70 professionals and its not just engineers, its lawyers, financial analysts, you know, community relations folks. We do in house a significant amount of our development activities.

We’re not what, you know, there’s some models that are out there that out source a lot of the development work, engineering, legal, and the like. We tend to do a lot of it in house, and we’re really focused on being stingy if you will with our development capital so you are correct in your summary.

Charles Fishman:	I apologize for forgetting the lawyers. Thank you.

Bruce Williamson:	Operator, another question?

Coordinator:	Our next question is from Matt Conlan.

Bruce Williamson:	Hey Matt.

Matt Conlan:	Hey guys very interesting transaction here. I’m just trying to get a sense of the contracts that LS generation assets has and how much above, you know, current expected strip prices they may be.

As the, you know, total percentage of operating margin rolls downward from 2007 to 2011 as you have in your forecast, can we look at the annual changes of contract debt repayment as an indication of the free cash flow that you expect from those assets, so can we look at, you know, the difference between 2007, 2008 debt repayment as a function of change in EBITDA?

Bruce Williamson:	There is some of that in there, there’s also different debts and different formulas for the amount of the cash that’s swept, different calculations. You know, in terms of where they are in terms of what’s contracted, you know, probably the best thing that we’re putting out to the market right now is focus on slide 18 which shows that its about 75% of the forecasted margin is contracted, so again multiply that back times the EBITDA number and we use the mid point of 380 and a range of 360 to 400.

That gives you a feel for how much is contracted in terms of the percentage in terms of, you know, different levels that they’re at, you know, that’s a variety of contracts with off takers as well as hedges with financial counter-parties across, you know, quite a few plants.

I don’t think we would plan on putting a schedule out like that on a plant by plant or trade by trade or sale by sale basis of, you know, we have our guidance for ‘07 coming out later this year, more than likely in concert with our third quarter results, we’ll see what sort of way we can disclose the outlook for ‘07.

We typically have given the market, you know, our forecasted 2007 for example power prices for different regions with this amount of contracted assets we’ll probably have to come up with some way of balancing what’s in the market and what the market price is versus what’s under contract.

I think the important thing for people to remember is that LS is very opportunistic in terms of how they hedged and how they contracted and what that enables you to do I think much like our commercial team has demonstrated this year is that it allows you to capture different points along the way where you may find that you want to lock in, you know, not just simply 2006, ‘07, ‘08. ‘09, you may find that you didn’t like 2006 or you didn’t like a piece of 2007, but you want to lock in ‘08 and ‘09, or it’s a piece of ‘06 and a piece of ‘08 and ‘09 and then you fill in the gaps in between so its not just a very static system but its an opportunistic system.

Matt Conlan:	All right, okay I see the 380 EBITDA and the 75% of that, you know, roughly is already contracted. What I’m trying to, you know, derive from what you’ve given is where that EBITDA projection goes in 2008. The free cash projection seems to go down but that could be a function of the NOL’s running out, could be a function of higher Capex.

What I’m asking is the $30 million reduction from ‘07 to ‘08 in amount of debt that you will repay, does that translate pretty closely into a $30 million reduction in your forecast EBITDA for 2008 versus ‘07?

Bruce Williamson:	I don’t believe that it does, you know, at this point I think, you know, what we’re demonstrating on the maturity cycle or the maturity layout is really just some expected maturities. I don’t think it was intended for you to be able to take that and translate it back through to, you know, a longer-term earnings forecast.

We’ll continue to put our earnings out on year at a time basis. The slide with the debt maturities was there, you know, as – I guess I would take it beyond about 2007 as sort of indicative of what can be used to pay debts to be paid down. Don’t take the math that literally that, things are moving up and down by 20s and $30 millions each year.

Matt Conlan:	You know, that makes it much more difficult. Okay, thanks.

Bruce Williamson:	Okay, sorry.

Coordinator:	Our next question is from (unintelligible) of (unintelligible).

Woman:	Yeah I want to make sure that this transaction does it have it any impact on the Rockingham sale. Is that still proceeding as planned?

Bruce Williamson:	That is proceeding as planned. I’ll look at Lynn - (unintelligible) probably very early fourth quarter closing is expected on that. At this point I think we’re through North Carolina and FERK or waiting on FERK. We’re waiting on FERK but we would expect that to close very early in the fourth quarter.

Woman:	Okay thanks.

Bruce Williamson:	Okay.

Coordinator:	Next question is from Dan Eager with the Credit Suisse.

Bruce Williamson:	Hi Dan.

Dan Eager:	Hey good morning. Real quick if you could just walk through some of those loss fee behind if length and tenor of contracts that you’re looking for on these new build projects I mean these kind of five year, ten year PPAs to build new coal-fired plant or how do you guys approach – I know its been a pretty balanced.

Bruce Williamson:	Jason?

Jason:	Yeah we’re really looking for on the development side of the business for long-term contracts and when I say long term contracts I’m talking about, you know, 15, 20, and some cases even longer than 20 year contracts.

You know, if you look at our Plum Point facility we’ve recently signed up some contracts with those type of – with that type of length and we’re using those type of contracts to really drive down our financing costs.

And also just another aspect of those contracts is we’re not really taking the commodity risk on those contracts. We’re flowing through the cost of fuel and really what we provide are operating guarantees.

Dan Eager:	Yes, got it. I guess this is the last question. You showed the capacity mix, can you give an output mix type of flavor on the generation please between coal and gas and sort of thing.

Bruce Williams:	You know, if you look at that slide 11 in terms of, you know, trying to go from I guess the – I guess your question is more on the base intermediate and peaking or more on the fuel side?

Dan Eager:	Probably on the fuel side.

Bruce Williamson:	Well its safe to say economically if you look at that little box jutting off to the right there, economically what’s really contributing earnings going forward would be the 21.2% coal and oil and the 32.8% CCGC, the duel fuel is largely our roasting plant and that at times has some compressed oil to power sparks present at other times that plant has run like a champ almost 24 hours a day.

So that’s a big variable one that switches on and off and frankly the 39.3 simple cycle gas peakers, you know, last quarter I believe we made about $5 million or so off of the peakers, that’s not a big earnings driver as we stand right now but that is upside in the longer term market recovery.

So your focus would be to if you wanted out on percentage of economics I guess you could in simple terms kind of drop the peakers out so drop the 39 out or so and then take it from there probably with the one exception being two of LS’s peakers that are listed on slide 33 in the table of Moss Landing and Morrow Bay, which they have a toll on those plants, so those are contributing unlike the Midwest peakers and the two southeast peakers that we have.

Dan Eager:	Got it, and I guess just one last question, you’ve sort of addressed it but, you know, again if you look at the map of combined generation sweep there’s certainly some assets that kind of don’t fit into the shaded boxes if you will given the fact there is a pretty high demand for generation assets out in the market today and probably a big sale is not going to happen given last night’s news.

Does it make sense to try and accelerate some of the financial re-engineering by monetizing these assets sooner versus later given an opportunistic market?

Bruce Williamson:	You know, one thing that we will always be doing is, you know, constantly just reviewing the portfolio. Looking at all the assets, looking at values across the entire portfolio to see when value can be harvested at the most opportune time.

I think it’s more about that and it’s less about, you know, that this asset is, you know, off by itself although that certainly is a contributing factor so we will look to optimize the portfolio based on value.

Certainly like I just told or like I answered in Craig’s question about consolidation I’m a big believer that that is always an element that you do in any consolidation to reap the benefits is to go through your portfolio and optimize it but then further you continue to do it constantly through the whole time that you own the portfolio.

Dan Eager:	Great, thank you.

Bruce Williamson:	Okay. Operation we’ll take one more question.

Coordinator:	Your next question is from Susan Vories at JP Morgan.

Susan Vories:	Hi, actually it’s Susan Vories. Are there any intentions or will there be any type of guaranty or other ties between Dynegy Holdings and LS Power in terms of kind of guarantying the debt or looking to put any obligations on that debt?

Bruce Williamson:	No, there will not.

Susan Vories:	Thank you.

Bruce Williamson:	Okay. I’d like to wrap up today’s call with an update on our fall analyst conference schedule and appreciate all of your time this morning. On September 26 and 27 we will be back in New York at the Merrill Lynch Global Power and Gas leaders conference. Information about the webcast for that event will be available on the Merrill Lynch website.

In early October we’ll be teaming with JP Morgan’s energy analysts group for a series of meeting and visits with investors out on the west coast and with that I thank you for your time, thank you again for your time this morning.

I look forward to speaking with all of you again at our next investor conference call and webcast.

END

This document includes statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transaction, expected synergies and anticipated future financial operating performance and results, including estimates of growth. These statements are based on the current expectations of Dynegy’s management. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example:

The company may be unable to obtain shareholder approval required for the transaction; the company may be unable to obtain regulatory approvals required for the transaction, or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on the company or cause the companies to abandon the transaction; conditions to the closing of the transaction may not be satisfied; problems may arise in successfully integrating the operations of the companies, which may result in Dynegy not operating as effectively and efficiently as expected; Dynegy may be unable to achieve expected synergies or it may take longer than expected to achieve the synergies; the transaction may involve unexpected costs or unexpected liabilities, or the effects of purchase accounting may be different from the companies’ expectations; the businesses of the companies may suffer as a result of uncertainty surrounding the transaction; the industry may be subject to future regulatory or legislative actions that could adversely affect the companies; and the companies may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of Dynegy are set forth in its filings with the Securities and Exchange Commission (“SEC”), which are available free of charge on the SEC’s web site at http://www.sec.gov.

In connection with the Merger Agreement and related transactions, Dynegy will file a proxy statement/prospectus with the SEC. Investors and security holders are urged to carefully read the important information contained in the materials regarding the proposed transaction when it becomes available. Investors and security holders will be able to obtain a copy of the proxy statement/prospectus and other relevant documents, free of charge, at the SEC’s web site at www.sec.gov. Copies of the proxy statement/prospectus may also be obtained by writing Dynegy Inc. Investor Relations, 1000 Louisiana Street, Houston, Texas 77002 or by calling 713-507-6466.

Dynegy, the LS Entities and their respective directors, executive officers, partners and other members of management and employees may be deemed to be participants in the solicitation of proxies from Dynegy’s shareholders in respect of the proposed transaction. Information regarding Dynegy’s directors and executive officers is available in the company’s proxy statement for its 2006 Annual Meeting of Shareholders, dated April 3, 2006. Additional information regarding the interests of such potential participants will be included in the forthcoming proxy statement/prospectus and other relevant documents filed with the SEC when they become available.